Exhibit (99)

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659

ATLANTIS PLASTICS ANNOUNCES
FIRST QUARTER 2004 RESULTS

ATLANTA, GA – (April 26, 2004) Atlantis Plastics, Inc. (ASE: AGH) today announced its operating results for the first quarter ended March 31, 2004. Net sales for the first quarter of 2004 were $80.2 million compared with $67.7 million for the first quarter of 2003. Net income for the first quarter of 2004 was $2.5 million, or $0.31 per diluted share, compared with $1.7 million, or $0.22 per diluted share, in the first quarter of 2003.

Net sales in the Plastic Films segment increased 10% to $50.7 million for the first quarter of 2004 compared with $46.1 million for the first quarter of 2003. This increase was primarily the result of an increase in average selling prices partially offset by a 1% decrease in sales volume (as measured in pounds). In the Injection Molding segment, net sales for the first quarter of 2004 were $23.8 million, an increase of 42% from the comparable period in 2003, while net sales in the Profile Extrusion segment were $5.7 million, an increase of 19% from the prior year.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of 2004 were $8.2 million compared with $7.1 million for the first quarter of 2003. Atlantis’ gross margin and operating margin for the first quarter of 2004 were 16% and 7%, respectively, compared with 16% and 6%, respectively, for the comparable period in 2003. Net debt (total debt less cash) at March 31, 2004 was $84.8 million compared with $74.2 million at December 31, 2003. The increase in net debt for the quarter was primarily a result of the increase in working capital to support the growth of the business, including reducing other liabilities.

Selling, general and administrative expenses for the first quarter of 2004 were $7.6 million compared with $6.7 million for the first quarter of 2003. The increase is primarily the result of increases in incentive compensation costs.

Anthony F. Bova, President and Chief Executive Officer, said, “As a result of the 18% increase in sales for the first quarter that was driven predominantly by the growth within our Injection Molding segment, we increased gross profit by 18% and operating income by 26% compared to the levels achieved in 2003. This strong top line growth and improved operating profitability contributed to a 41% increase in earnings per share and a 15% increase in EBITDA.

“In our Plastic Films segment, net sales increased 10% from the first quarter of 2003. Film volume (measured in pounds) was off slightly for the quarter, with shipments down 1% and operating income off 6% compared to the first quarter of 2003. As you may recall, the large volume growth that we realized in the first quarter of 2003 was a result of the “buy in” by some of our customers anticipating the rapid resin price increases we experienced in 2003. In 2004, we are seeing a more normalized buying pattern from our customer base and we expect that to continue as we move through the year. We continue to remain focused on cost-cutting initiatives in our films business and we remain confident in our ability to expand our market share and increase operating results in 2004.

“We are extremely pleased with the operating results of our Injection Molding segment. We continue to see very strong growth within our building products line as well as our traditional custom injection molded business, with total injection molded sales up 42% from the first quarter of 2003. The strong sales growth resulted in improvements in both gross margins and operating margins, with operating income increasing by more than 200%.

“Operating results continue to improve in our Profile Extrusion business. Net sales were up 19% and operating income was up 6% from the levels achieved in 2003. We continue to see strong order rates from our customer base and expect improvements in market conditions and operating results through the balance of 2004.”

Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.

Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2003 filed with the Securities and Exchange Commission.

Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-800-930-1344.

For more information, please visit www.atlantisstock.com.

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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
(in thousands, except per share data)	2004	2003
Net sales	$80,228	$67,669
Cost of sales	67,317	56,764

Gross profit	12,911	10,905
Selling, general and administrative expenses	7,581	6,668

Operating income	5,330	4,237
Net interest expense	1,338	1,490

Income before provision for income taxes	3,992	2,747
Provision for income taxes	1,496	1,085

Net income	$2,496	$1,662

Basic earnings per share	$0.33	$0.22
Diluted earnings per share	$0.31	$0.22

Weighted average number of shares used in computing earnings per share:
Basic	7,661	7,579
Diluted	8,061	7,618

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands, except share and per share data)	2004	2003
ASSETS
Cash and cash equivalents	$748	$3,001
Accounts receivable (net of allowances of $1,207 and $1,281)	45,739	39,601
Inventories	21,361	23,305
Other current assets	4,040	3,583
Deferred income tax assets	3,003	3,003

Total current assets	74,891	72,493
Property and equipment, net	59,772	60,347
Goodwill, net of accumulated amortization	47,212	47,212
Other assets	4,496	4,748

Total assets	$186,371	$184,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	25,704	36,149
Current maturities of long-term debt	5,638	10,487

Total current liabilities	31,342	46,636
Long-term debt	79,899	66,713
Deferred income tax liabilities	12,754	12,731
Other liabilities	287	315

Total liabilities	124,282	126,395
Commitments and contingencies	—	—
Shareholders’ equity:
Class A Common Stock, $.10 par value, 20,000,000 shares authorized, 5,354,191 and 5,170,842 shares issued and outstanding in 2004 and 2003	535	517
Class B Common Stock, $.10 par value, 7,000,000 shares authorized, 2,327,632 and 2,456,981 shares issued and outstanding in 2004 and 2003	233	246
Additional paid-in capital	11,458	11,119
Notes receivable from sale of common stock	(473)	(1,317)
Retained earnings	50,336	47,840

Total shareholders’ equity	62,089	58,405

Total liabilities and shareholders’ equity	$186,371	$184,800

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
(in thousands)	2004	2003
OPERATING ACTIVITIES
Net income	$2,496	$1,662
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	2,860	2,881
Loan fee and other amortization	255	249
Interest receivable from shareholder loans	44	(6)
Deferred income taxes	23	267
Changes in operating assets and liabilities:
Accounts receivable	(6,138)	(8,245)
Inventory	1,944	302
Other current assets	(457)	2,459
Accounts payable and accrued expenses	(10,445)	(406)
Other assets and liabilities	(20)	(541)

Net cash used for operating activities	(9,438)	(1,378)

INVESTING ACTIVITIES
Capital expenditures	(2,296)	(2,110)

Net cash used for investing activities	(2,296)	(2,110)

FINANCING ACTIVITIES
Net borrowings under revolving credit facility	14,900	4,550
Repayments under term loans	(6,563)	(975)
Repayments on long-term debt	—	(27)
Repayments on notes receivable from shareholders	800	332
Proceeds from exercise of stock options	344	—

Net cash provided by financing activities	9,481	3,880

Net (decrease) increase in cash and cash equivalents	(2,253)	392
Cash and cash equivalents at beginning of period	3,001	1,225

Cash and cash equivalents at end of period	$748	$1,617

Supplemental disclosure of non-cash activities:
Non-cash change in accounts receivable and accounts payable	$(75)	$465

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2004	2003
(in millions)	Q1	Q4	Q3	Q2	Q1
NET SALES
Plastic Films	$50.7	$49.8	$49.1	$41.4	$46.1
Injection Molding	23.8	22.5	21.6	20.5	16.8
Profile Extrusion	5.7	5.3	5.9	5.3	4.8

Total	$80.2	$77.6	$76.6	$67.2	$67.7
GROSS MARGIN
Plastic Films	15%	18%	15%	14%	16%
Injection Molding	16%	16%	15%	14%	13%
Profile Extrusion	23%	19%	25%	26%	25%

Total	16%	18%	16%	15%	16%
OPERATING MARGIN
Plastic Films	6%	8%	6%	2%	6%
Injection Molding	8%	7%	7%	5%	4%
Profile Extrusion	12%	7%	15%	14%	14%

Total	7%	8%	7%	4%	6%

RECONCILIATION OF NET INCOME TO EBITDA(1)

	2004	2003
(in millions)	Q1	Q4	Q3	Q2	Q1
Net income	$2.5	$3.1	$2.5	$0.9	$1.7
Net interest expense	1.3	1.3	1.4	1.3	1.5
Provision for income taxes	1.5	1.6	1.6	0.6	1.0
Depreciation and amortization	2.9	3.0	3.0	2.9	2.9

EBITDA	$8.2	$9.0	$8.5	$5.7	$7.1

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization. The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.